Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2023 Results

Second Quarter Net Loss of $2.23 per Diluted Share and Adjusted Operating Loss of $2.27 per Diluted Share; Net Premiums Written Increased 14.6% Over Prior Year Quarter

Second quarter 2023 highlights:
•Net loss of $56.4 million driven by prior period loss reserve strengthening and elevated catastrophe losses.
•Net premiums written(1) of $299.1 million increased 14.6% compared to the second quarter of 2022, representing five consecutive quarters of growth. Core commercial lines growth remained strong, up 10.1% supported by increasing levels of rate, retention and new business.
•GAAP combined ratio of 132.9%, including an underlying loss ratio(2) of 64.6%, catastrophe loss ratio of 13.0%, and prior period reserve strengthening of 20.8%. Expense ratio was 34.5%.
•Underlying combined ratio of 99.1%.
•Net investment income of $11.3 million increased 23.4% compared to the second quarter of 2022.
•Book value per common share decreased 8.8% to $26.77 as of June 30, 2023, compared to December 31, 2022.

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 7, 2023 - FOR IMMEDIATE RELEASE

United Fire Group, Inc. (the “Company” or “UFG”) (Nasdaq: UFCS) today reported financial results for the three-month period ended June 30, 2023 (the “second quarter of 2023”) with a consolidated net loss of $56.4 million ($2.23 per diluted share) and consolidated adjusted operating loss of $2.27 per diluted share.

“Our second quarter results were impacted by reserve strengthening and seasonally elevated catastrophe losses,” said UFG President and CEO Kevin Leidwinger. “The reserve strengthening is a result of enhanced actuarial processes within our Company that have increased the depth of analysis and improved alignment with our unique product exposures. These enhancements in our actuarial processes foster greater confidence in our ability to estimate ultimate losses and provide more actionable feedback that aligns with the increasing levels of specialization being developed in the underwriting and claims organizations. While the adjustments coming out of these enhancements negatively impacted results in the short term, they position us to more effectively manage our portfolio going forward.

“In addition, the industry dealt with a historic level of catastrophe losses in the second quarter of 2023, with UFG experiencing catastrophe losses from 18 separate weather events that resulted in losses slightly above the five- and 10-year historic averages. We will continue to take action to improve the risk profile of our property business to reposition the portfolio and reduce volatility. During the second quarter of 2023, our property average premium increase was 19%, with rate increases of 12% and exposure increases of 7%.

“Our second quarter underlying loss ratio included approximately 3 points of impact from a small number of claims and associated reinsurance reinstatement premium in our surety business. This business has delivered strong profitability historically, but can experience occasional periods of volatility. We remain confident this business will deliver favorable returns over the long term.

“Despite these near-term impacts, there were many positive results in the second quarter of 2023 that demonstrate our progress in delivering consistent profitable growth. UFG produced double-digit growth in net premiums written in the second quarter, marking the fifth consecutive quarter of growth in net premiums written, and the second consecutive quarter of growth in our core commercial business. In addition to increases in new business and retention, average renewal premiums increased, with rate achievement up across all lines of business from the first quarter of 2023, and at the highest level in six quarters.

“Our actions to sustainably reduce costs led the second quarter of 2023 expense ratio to decrease 0.7 points from the prior year quarter while we continue to make strategic investments in the talent and technology capabilities necessary for success.

“UFG also recently announced the formation of distinct business units within our underwriting organization, establishing specialized operating models for small business and middle market. This action is a key step in UFG’s evolution from a generalist to a specialist company with the deeper levels of expertise necessary to be successful.

“Looking ahead, we remain confident that we are executing the actions necessary for UFG to deliver superior financial and operational performance over time.”

(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.

Consolidated Financial Highlights:

Consolidated Financial Highlights
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Per Share Data)	2023	2022	2023	2022
Net premiums earned	$254,638	$231,262	$510,765	$465,490
Net premiums written	299,076	261,065	572,344	502,075

Net underlying loss ratio (1)	64.6%	58.8%	64.1%	58.2%
Catastrophes-effect on net loss ratio (1)	13.0	12.1	8.8	7.3
Reserve development-effect on net loss ratio (1)	20.8	(5.4)	10.4	(4.9)
Net loss ratio	98.4%	65.5%	83.3%	60.6%

Underwriting expense ratio	34.5%	35.2%	35.1%	34.4%

GAAP combined ratio	132.9%	100.7%	118.4%	95.0%
Underlying combined ratio (2)	99.1%	94.0%	99.2%	92.7%

Net investment income, net of investment expenses	$11,327	$9,180	$24,049	$20,456
Net investment gains (losses)	1,124	(20,932)	(621)	(21,397)
Other income (loss)	(797)	(771)	(1,594)	(1,593)

Net income (loss)	$(56,382)	$(10,457)	$(55,688)	$17,892
Adjusted operating income (loss) (3)	$(57,270)	$6,080	(55,197)	34,796

Net income (loss) per diluted share	$(2.23)	$(0.42)	$(2.21)	$0.70
Adjusted operating income (loss) per diluted share (3)	(2.27)	0.24	(2.19)	1.37

Return on equity (4)			(15.7)%	4.3%

(1) Net underlying loss ratio is defined as the net loss ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(2) Underlying combined ratio is defined as the GAAP combined ratio less impacts of catastrophes and non-catastrophe prior period reserve development. See Certain Performance Measures for additional information.
(3) Adjusted operating income (loss) is a non-GAAP financial measure of net income excluding net investment gains and losses, after applicable taxes. See Non-GAAP Financial Measure for more information and a reconciliation of adjusted operating income (loss) to net income.
(4) Return on equity is calculated by dividing annualized net income by average year-to-date stockholders’ equity.

Total Property & Casualty Underwriting Results

Second quarter 2023 results:
(All comparisons vs. second quarter 2022, unless noted otherwise)

Net premiums written grew year-over-year for the fifth consecutive quarter, increasing 14.6% over that time period with net premiums earned increasing 10.1% in the second quarter of 2023. Core commercial lines net premiums written growth remained strong, up 10.1% supported by increasing levels of rate, retention and new business, together with an overall increase in renewal premiums of 8.5%, with 2.6% from exposure changes and 5.9% from rate increases. Excluding the workers’ compensation line of business, the overall average increase in renewal premiums was 9.4%, with 2.5% from exposure changes and 6.9% from rate increases.

The combined ratio was 132.9%, up from 100.7%. This increase is primarily attributable to prior period reserve strengthening of 20.8% this quarter compared to favorable development of 5.4% in the second quarter of 2022. The majority of the strengthening is concentrated in long-tailed liability exposures of excess and surplus lines excess casualty and construction defect. This increase reflects a continued rigor and sophistication of actuarial analysis that affords greater understanding of the evolving industry trends for these lines. The catastrophe loss ratio was 13.0% in the current quarter, an increase of 0.9 points. The catastrophe loss ratio was approximately 2 points above the five-year and 10-year historic mean catastrophe loss ratio and within a normal range of variation despite significant, elevated outcomes for the industry. The underlying loss ratio of 64.6% increased 5.8 points. A small number of surety losses and associated reinsurance reinstatement premium contributed 3 points to this increase during the second quarter of 2023. Surety has been a long-term profitable line and results can be volatile. The underwriting expense ratio of 34.5% was 0.7 points lower, benefiting from actions to sustainably reduce costs that are offsetting strategic investments in talent and technology.

Investment Results

Second quarter 2023 results:
(All comparisons vs. second quarter 2022, unless noted otherwise)

Net investment income was $11.3 million for the second quarter of 2023, an increase of $2.1 million. Income from our fixed income portfolio increased by $1.2 million as we invested at higher interest rates. In addition, income from cash and cash equivalents increased $1.8 million. The valuation of our limited liability partnerships declined $3.5 million in the current quarter, representing $0.4 in additional loss compared to last year. The valuation of these investments in limited liability partnerships varies from period to period due to the current equity market conditions, specifically related to financial institutions.

Investment Results
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2023	2022	2023	2022
Investment income:
Interest on fixed maturities	$13,423	$12,196	$26,720	$23,087
Dividends on equity securities	1,185	1,341	2,428	2,609
Income (loss) on other long-term investments	(3,504)	(3,142)	(4,584)	(2,611)
Other	2,434	682	4,294	1,390
Total investment income	$13,538	$11,077	$28,858	$24,475
Less investment expenses	2,211	1,897	4,809	4,019
Net investment income	$11,327	$9,180	$24,049	$20,456

Average yields:
Fixed income securities:
Pre-tax (1)	3.24%	2.96%	3.25%	2.82%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses

Balance Sheet

Balance Sheet
	June 30, 2023	December 31, 2022
(In Thousands)
	(unaudited)
Invested assets	$1,835,621	$1,844,891
Cash	79,704	96,650
Total assets	3,017,877	2,882,286
Losses and loss settlement expenses	1,614,832	1,497,274
Total liabilities	2,341,512	2,142,172
Net unrealized investment gains (losses), after-tax	(89,095)	(88,369)
Total stockholders’ equity	676,365	740,114

Book value per share	$26.77	$29.36

Total consolidated assets as of June 30, 2023 were $3.0 billion, which included $1.8 billion of invested assets. The Company’s book value per share was $26.77, a decrease of $2.59 per share, or 8.8%, from December 31, 2022. This decrease is primarily related to the increase in loss and loss settlement expense reserves.

Capital Management

During the second quarter of 2023, the Company declared and paid a $0.16 per share cash dividend to shareholders of record as of June 2, 2023. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. CT on August 8, 2023, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company’s second quarter of 2023 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through August 15, 2023. The replay access information is toll-free 1-877-344-7529; conference ID no. 1030244.

Webcast: An audio webcast of the teleconference can be accessed at the Company’s investor relations page at
https://ir.ufginsurance.com/event/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=utfxpqlS. The archived audio webcast will be available until August 15, 2023.

Transcript: A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.

Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for members of the United Fire & Casualty Group.

For more information about UFG, visit ufginsurance.com or contact:

Investor Relations at IR@unitedfiregroup.com.

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) on March 1, 2023. The risks identified in our Annual Report on Form 10-K/A and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Non-GAAP Financial Measure

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Management also uses adjusted operating income, a non-GAAP measure, to evaluate its operations and profitability.

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses.

Net Income Reconciliation
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2023	2022	2023	2022
Income Statement Data
Net income (loss)	$(56,382)	$(10,457)	$(55,688)	$17,892
Less: after-tax net investment gains (losses)	888	(16,537)	(491)	(16,904)
Adjusted operating income (loss)	$(57,270)	$6,080	$(55,197)	$34,796
Diluted Earnings Per Share Data
Net income (loss)	$(2.23)	$(0.42)	$(2.21)	$0.70
Less: after-tax net investment gains (losses)	0.04	(0.66)	(0.02)	(0.67)
Adjusted operating income (loss)	$(2.27)	$0.24	$(2.19)	$1.37

Certain Performance Measures

The Company uses the following measures to evaluate its financial performance. Management believes a discussion of these measures provides financial statement users with a better understanding of results of operations. The Company has provided the following definitions:

Net premiums written: Net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net premiums earned is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired terms of the insurance policies in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and the change in prepaid reinsurance premiums.

Net underlying loss ratio and underlying combined ratio: Net underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior period reserve development. The Company believes that the net underlying loss ratio and underlying combined ratio are meaningful metrics to understand the underlying trends in the core business in the current accident year, removing the volatility of prior period impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior period reserve development are important to understanding how the company is managing catastrophe risk and in identifying developments in longer-tailed business.

Prior period reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense reserves at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and are reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that may have occurred in prior periods.

Supplemental Tables

Income Statement
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2023	2022	2023	2022
Revenues
Net premiums earned	$254,638	$231,262	$510,765	$465,490
Investment income, net of investment expenses	11,327	9,180	24,049	20,456
Net investment gains (losses)	1,124	(20,932)	(621)	(21,397)
Other income (loss)	—	26	—	1
Total Revenues	$267,089	$219,536	$534,193	$464,550

Benefits, Losses and Expenses
Losses and loss settlement expenses	$250,730	$151,508	$425,327	$281,884
Amortization of deferred policy acquisition costs	59,156	52,538	118,991	103,009
Other underwriting expenses	28,633	28,754	60,509	57,398
Interest expense	797	797	1,594	1,594
Total Benefits, Losses and Expenses	$339,316	$233,597	$606,421	$443,885

Income (loss) before income taxes	(72,227)	(14,061)	(72,228)	20,665
Federal income tax expense (benefit)	(15,845)	(3,604)	(16,540)	2,773
Net income (loss)	$(56,382)	$(10,457)	$(55,688)	$17,892

Net Premiums Written by Line of Business
(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2023	2022	2023	2022
Net Premiums Written(1)
Commercial lines:
Other liability(2)	$99,945	$87,366	$179,774	$155,928
Fire and allied lines(3)	70,408	58,878	132,437	117,667
Automobile	60,033	53,764	119,312	108,696
Workers’ compensation	14,196	13,511	27,560	29,753
Surety(4)	9,520	12,318	24,921	24,130
Miscellaneous	839	281	1,158	570
Total commercial lines	$254,941	$226,118	$485,162	$436,744

Personal lines:
Fire and allied lines(5)	$1,134	$31	$2,630	$348
Automobile	—	—	—	—
Miscellaneous	4	9	9	17
Total personal lines	$1,138	$40	$2,639	$365
Assumed reinsurance	42,997	34,907	84,544	64,966
Total	299,076	261,065	$572,344	$502,075
(1) Net premiums written is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain Performance Measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Three Months Ended June 30,	2023			2022
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$81,028	$106,805	131.8%	$74,523	$37,320	50.1%
Fire and allied lines	61,808	52,056	84.2	53,350	51,304	96.2
Automobile	51,905	53,908	103.9	52,756	42,595	80.7
Workers' compensation	13,802	1,649	11.9	13,737	13,155	95.8
Surety	6,386	7,872	123.3	8,824	1,750	19.8
Miscellaneous	374	28	7.5	271	(18)	(6.6)
Total commercial lines	$215,303	$222,318	103.3%	$203,461	$146,106	71.8%

Personal lines
Fire and allied lines	$1,000	$141	14.1%	$648	$(242)	(37.3)%
Automobile	—	(121)	NM	—	(415)	NM
Miscellaneous	6	(19)	NM	15	(72)	NM
Total personal lines	$1,006	$1	0.1%	$663	$(729)	(110.0)%
Assumed reinsurance	$38,329	$28,411	74.1%	$27,138	$6,131	22.6%
Total	$254,638	$250,730	98.4%	$231,262	$151,508	65.5%
NM = Not meaningful

Net Premiums Earned, Net Losses and Loss Settlement Expenses and Net Loss Ratio by Line of Business
Six Months Ended June 30,	2023			2022
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
(unaudited)	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$159,433	$159,649	100.1%	$145,092	$74,121	51.1%
Fire and allied lines	118,274	97,937	82.8	112,098	96,540	86.1
Automobile	100,877	90,689	89.9	105,988	74,928	70.7
Workers' compensation	27,047	9,700	35.9	28,346	18,233	64.3
Surety	18,332	9,093	49.6	16,944	2,125	12.5
Miscellaneous	639	165	25.8	550	144	26.2
Total commercial lines	$424,602	$367,233	86.5%	$409,018	$266,091	65.1%

Personal lines
Fire and allied lines	$2,952	$2,327	78.8%	$1,598	$949	59.4%
Automobile	—	(375)	NM	1	(1,144)	NM
Miscellaneous	13	(65)	NM	32	(90)	(281.3)%
Total personal lines	$2,965	$1,887	63.6%	$1,631	$(285)	(17.5)%
Assumed reinsurance	$83,198	$56,207	67.6%	$54,841	$16,078	29.3%
Total	$510,765	$425,327	83.3%	$465,490	$281,884	60.6%